Exhibit 99.1

IMBRUVICA® (ibrutinib) Significantly Improves Progression Free Survival, Overall Survival and Overall Response as compared to Ofatumumab in Patients with Previously Treated CLL/SLL in its First Phase III study

Results from Phase III RESONATE™ Trial Published in an Online First Edition of the New England Journal of Medicine

SUNNYVALE, Calif., May 31, 2014 -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced trial results of the first Phase III study (RESONATE, PCYC-1112-CA), a head-to-head comparison of IMBRUVICA® (ibrutinib) versus ofatumumab in patients with previously treated chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL). Patients receiving IMBRUVICA realized a significant improvement in progression free survival (PFS), overall survival (OS) and overall response rate (ORR) as compared to patients receiving ofatumumab.  The RESONATE data will be discussed today in the official Press Program by lead investigator Dr. John Byrd from The Ohio State University Medical Center at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL. This release corresponds to abstract LBA7008. IMBRUVICA is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

The RESONATE Phase III trial results have been published today in an online first edition of the New England Journal of Medicine. This study was also selected to be presented at the European Hematology Association Annual Meeting in Milan on June 14, 2014 in the Presidential Symposium. This forum is set aside for abstracts of the highest impact and quality.

These Phase III study results show that IMBRUVICA significantly prolonged PFS in patients with relapsed/refractory CLL in comparison to those randomized to receive ofatumumab. Patients treated with IMBRUVICA experienced a 78% reduction in risk of progression or death versus patients receiving ofatumumab (HR 0.215, 95% CI, 0.146 to 0.317, p < 0.0001) per Independent Review Committee (IRC) evaluation. The median PFS for IMBRUVICA was not reached with a median time on study of 9.4 months. The median PFS for ofatumumab was 8.1 months. IMBRUVICA significantly prolonged OS compared with ofatumumab. IMBRUVICA reduced the risk of death by 57% (HR=0.434, 95% CI, 0.238 to 0.789; p < 0.0049) compared to the ofatumumab arm.  This was observed despite a total of 57 patients who were initially randomized to ofatumumab crossing over to receive IMBRUVICA prior to the analysis. Patient characteristics were well balanced between arms: patients receiving IMBRUVICA had a median of 3 prior therapies with 32% deletion of the short arm of chromosome 17 (del17p), a mutation typically associated with poor prognosis, and 56% RAI stage III/IV (indicative of high risk CLL patients) versus patients receiving ofatumumab who had a median of 2 prior therapies with 33% del17p and 58% RAI stage III/IV.

ORR was significantly higher in patients receiving IMBRUVICA by both investigator and IRC evaluations. Investigator assessed overall response rate (including complete responses (CR), partial responses (PR) and partial responses with lymphocytosis (PR+L)) was 85 % for IMBRUVICA and 23% for patients receiving ofatumumab, evaluated based on the International Workshop on CLL (IWCLL) response criteria. The RESONATE study also had IRC evaluate sequential CT scans (performed per protocol, approximately 12 weeks apart) to assess and confirm response. With this analysis 63 % of IMBRUVICA patients achieved a partial response (PR or a PRL) compared to only 4 % of patients receiving ofatumumab (p < 0.0001). Significantly higher response rates were observed in the IMBRUVICA arm consistently across all subgroups by baseline disease risk factors, including those patients with del 17p or those whose disease was considered refractory to purine analogue therapy. Only 3% of the patients receiving IMBRUVICA experienced progressive disease as a best response versus 10% receiving ofatumumab as evaluated by IRC.

"In this patient population this is the first study ever, to demonstrate significant progression and overall survival benefits against an approved standard of care in CLL," said Dr. John Byrd*, Director, Division of Hematology, The Ohio State University Comprehensive Cancer Center - Arthur G. James Cancer Hospital & Richard J. Solove Research Institute and lead investigator for RESONATE (PCYC 1102-CA). "As shown by the results presented today, IMBRUVICA is transforming the treatment for patients with CLL. It is an effective, patient friendly therapy that provides a real alternative to chemotherapy."

"The conclusion of IMBRUVICA's first Phase III study is a major milestone on our company's mission to achieving meaningful improvements in the quality and duration of life for patients," said Bob Duggan, CEO and Chairman of the Board of Pharmacyclics. "We are at the beginning of a transformational shift which will provide patients a new alternative to chemotherapy. Together, with our partner Janssen, we are proud of the accomplishments achieved to date. Establishing a large clinical program which currently consists of 11 Phase III studies, and a total of 45 ongoing trials in 8 histologies is a manifestation of our extraordinary confidence in IMBRUVICA."

The most commonly occurring adverse events independent of Grade (AEs in 20% or more of patients) were diarrhea (48% vs.18%), fatigue (28% vs. 30%), pyrexia (fever; 24% vs. 15%), nausea (26% vs.18%), anemia (23% vs. 17%) and neutropenia (22% vs. 15%). Hematologic adverse events that were Grade 3 or 4 in the RESONATE trial were neutropenia (decreased amount of white blood cells; 16% in the IMBRUVICA arm vs. 14% in the ofatumumab arm), thrombocytopenia (decrease in platelets in the blood; 6% vs. 4%), and anemia (5% vs. 8%). Atrial fibrillation of any grade was noted more frequently in patients receiving IMBRUVICA (5%versus 0.5% with ofatumumab), these events were manageable and lead to discontinuation for only 1 patient. There was no difference in major bleeding between the IMBRUVICA or ofatumumab arms (reported in 2 patients randomized to IMBRUVICA and 3 patients receiving ofatumumab). The incidence of grade 3 or higher infection was 24% for IMBRUVICA arm and 22% for the ofatumumab arm. Richter's Transformation occurred in 2 patients in the IMBRUVICA arm and in 2 patients in the ofatumumab arm.

Patients receiving IMBRUVICA showed a discontinuation rate due to progressive disease, adverse events or death of 13%, with 86% of patients continuing on therapy. Patients receiving ofatumumab showed a discontinuation rate due to progressive disease, adverse events or death of 28%.

ABOUT RESONATE

RESONATE is a Phase 3, multi-center, international, open-label, randomized study that examined IMBRUVICA versus ofatumumab in patients with relapsed or refractory CLL/SLL who had received at least one prior therapy and were not considered appropriate candidates for treatment or retreatment with a purine analog (n=391). Patients received either 420 mg oral IMBRUVICA (n=195) once-daily until progression or unacceptable toxicity or received intravenous ofatumumab for up to 24 weeks (n=196, initial dose of 300 mg followed by 11 doses at 2,000 mg, per dose and schedule consistent with local labeling).

In January 2014, the RESONATE study was stopped early following the unanimous recommendation by the study's Independent Data Monitoring Committee (IDMC) after a pre-planned interim analysis which identified a significant difference in PFS for IMBRUVICA as compared to the control arm of ofatumumab. At that time the IDMC also recommended that access to IMBRUVICA was provided to all patients who were on study and in the ofatumumab arm. These data served as the basis of the April 2014 supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) in CLL patients who have received at least one prior therapy.

ABOUT CLL

CLL is a slow-growing blood cancer of white blood cells called lymphocytes, most commonly B cells.1 CLL is the most common adult leukemia in the Western world and predominantly a disease of the elderly with a median age at diagnosis of 72.2 As this orphan disease frequently progresses after front line therapy; patients are faced with fewer treatment options and are often prescribed multiple lines of therapy as they relapse or become resistant to treatments.3 SLL is a slow-growing lymphoma in which too many immature white blood cells cause lymph nodes to become larger than normal.1

ABOUT IMBRUVICA

IMBRUVICA is a first in class, oral therapy that inhibits a protein called Bruton's tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells. IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.

The FDA approved IMBRUVICA for previously treated MCL on November 12, 2013 and for previously treated CLL on February 12, 2014. The FDA's accelerated approval for these indications was based on overall response rate of patients in the phase II clinical studies of PCYC-1102 and PCYC-1104. IMBRUVICA is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, 11 Phase III trials have been initiated with IMBRUVICA and a total of 45 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA .

INDICATIONS

IMBRUVICA™ (ibrutinib) is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.
•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established.

The following safety information is described in the package insert for the use of IMBRUVICA.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Five percent of patients with MCL and 6% of patients with CLL had  > /= Grade 3 bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.

The mechanism for the bleeding events is not well understood.  IMBRUVICA® may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA® for at least 3 to 7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA® therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections  > /= Grade 3 according to NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA® therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA®.  Four percent of patients with MCL, had skin cancers and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA® can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA®. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS -

MCL: The most commonly occurring adverse reactions ( > /=20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > /=5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients.

Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111). The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions ( > /=20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > /=5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6%), sinusitis (6%), skin infection (6%), dehydration (6%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA® dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIFIC POPULATIONS

Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

About Pharmacyclics

Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

1 American Cancer Society. "Leukemia--Chronic Lymphocytic". http://www.cancer.org/acs/groups/cid/documents/webcontent/003111-pdf.pdf. Accessed April 2014.

2 Decision Resources estimate 2013.

3 Veliz M, Pinilla-Ibarz J. Treatment of relapsed or refractory chronic lymphocytic leukemia. Cancer Control. 2012 Jan;19(1):37-53.

* Dr. Byrd serves as national principal investigator of this Pharmacyclics-sponsored clinical study. He has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Dr. Byrd does not have a financial interest in either company.